                                   EXHIBIT 11
                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                      (000's omitted except per share data)

                                                              Six Months Ended          Three Months Ended
                                                                  JUNE 30,                   JUNE 30,
                                                                ----------                 ----------
                                                             2001         2000         2001         2000
                                                           --------     --------     --------     --------
Basic earnings per share:

      Net income .....................................     $121,581     $154,057     $ 48,967     $ 74,694
                                                           ========     ========     ========     ========

      Average shares outstanding .....................      161,909      161,527      161,139      161,623
                                                           ========     ========     ========     ========

      Net income per common share ....................     $    .75     $    .95     $    .30     $    .46
                                                           ========     ========     ========     ========


Diluted earnings per share:

      Net income .....................................     $121,581     $154,057     $ 48,967     $ 74,694

      Interest on convertible debentures--net of tax .          429          665          165          337
                                                           --------     --------     --------     --------

      Net income for per share calculation (diluted) .     $122,010     $154,722     $ 49,132     $ 75,031
                                                           ========     ========     ========     ========


      Average shares outstanding .....................      161,909      161,527      161,139      161,623

      Effective of dilutive securities:

       5.5% convertible senior debentures ............          910        2,112          910        2,112

       Stock options .................................        1,576        1,256        1,761        1,814
                                                           --------     --------     --------     --------

      Total dilutive shares ..........................      164,395      164,895      163,810      165,549
                                                           ========     ========     ========     ========

      Net income per common share--(diluted) .........     $    .74     $    .94     $    .30     $    .45
                                                           ========     ========     ========     ========


ANTI-DILUTIVE SECURITIES

Options to purchase 953 shares of the Company's common stock with exercise prices ranging from $38.39 to $45.37 per share were outstanding at June 30, 2001, and 1,026 shares with exercise prices ranging from $35.19 to $45.37 per share were outstanding at June 30, 2000. The shares were not included in the computation of diluted earnings per share for periods either the six or three-month ended June 30, 2001 and 2000, since inclusion of these options would have anti-dilutive effects, as the options-exercise prices exceeded the respective average market prices of the Company's shares.